EXHIBIT 99.1

Synplicity Press Contact:	Synplicity Investor Relations Contact:
Nancy Sheffield	John Hanlon
Tsantes Consulting Group	Synplicity Inc.
408/269-0849	408/215-6000
nsheffield@tsantes.com	jhanlon@synplicity.com

Synplicity Announces Agreement to Acquire HARDI Electronics AB

Acquisition Furthers Synplicity’s ASIC Verification Strategy

SUNNYVALE, Calif., June 1, 2007 —Synplicity, Inc. (Nasdaq:SYNP), a leading supplier of software for the design and verification of semiconductors, today announced the signing of a definitive agreement to acquire all of the outstanding shares of HARDI Electronics AB, a leading developer of off-the-shelf ASIC prototyping boards, for $24.2 million in cash. The ASIC prototyping market is one the fastest growing segments of the EDA industry, and this acquisition makes Synplicity the leader in this part of the ASIC verification market.

HARDI’s ASIC Prototyping System (HAPS) is used world-wide by industry-leading companies such as Broadcom, Conexant, LG, LSI Logic, Marvell, Matsushita, Nokia, NXP, Philips, Samsung, Sharp, Sony, and TI.

Gary Meyers, CEO of Synplicity, stated, “This is a major strategic move for Synplicity. We will be able to immediately leverage our existing ASIC verification products (Certify, Synplify Premier, Identify, and Identify Pro) by selling them together with the HARDI ASIC prototyping boards. Next week, at the Design Automation Conference in San Diego, California, we will unveil our ASIC verification strategy that capitalizes on this acquisition. We’re particularly excited about 2008 when we anticipate combined revenues in excess of $80 million.”

HARDI’s ASIC prototyping systems work seamlessly with Synplicity’s Certify and Synplify Premier synthesis products and its Identify and Identify Pro RTL debugging solutions. ASIC verification teams can use the combined Certify, Synplify Premier and HAPS system to quickly create multi-million gate FPGA systems to verify ASIC functionality in real time while enabling comprehensive software verification with interfaces to real-world stimuli. Synplicity’s Identify and Identify Pro RTL debug products permit designers to conveniently debug these systems at the RTL level instead of with timing-consuming gate level interfaces.

“We at HARDI are excited about joining forces with Synplicity,” said Lars-Eric Lundgren, Founder and CEO at HARDI Electronics AB. “With Synplicity’s product line and the combination of our sales channels, we now have the opportunity to offer a comprehensive best-in-class solution to the ASIC design community. We are committed to a successful integration of our companies.”

Synplicity will continue to support its world-wide customer base using FPGA prototypes built from custom-designed prototyping boards and those using off-the-shelf boards from other manufacturers through the Partners in Prototyping program.

The acquisition is expected to close in June 2007, subject to customary conditions of closing. Updated 2007 financial guidance will be provided in Synplicity’s second quarter earnings call.

Investor Conference Call

Synplicity will be holding an investor conference call from the Design Automation Conference on Monday, June 4 at 2PM PDT to discuss the acquisition. A live webcast of the call will be available on Synplicity’s Web site at http://investor.synplicity.com.

Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through June 30, 2007. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on June 4, 2007 through midnight June 18, 2007. To listen to a replay, call 719-457-0820, access code 7754523.

About HAPS

HAPS is a modular, high performance and high capacity FPGA-based system for ASIC prototyping. HAPS comprises multi-FPGA motherboards and standard or custom-made daughter boards which can be combined in a wide variety of ways in order to quickly assemble ASIC prototyping systems. Rapid assembly is facilitated by the availability of many standard daughter boards including video processing, memory and interfaces to Ethernet, USB, PCI Express and ARM® core modules. Customers prefer the time-to-market advantage of using an off-the-shelf prototyping solution which can save months in the critical verification phase.

About HARDI Electronics

Founded in 1987, HARDI Electronics AB is a pioneer in the field of advanced electronic design. The company’s knowledge and experience ranges from SoC design using full custom ASICs to a wide variety of designs with programmable logic. HARDI introduced its first ASIC prototyping product in 2000 and today has many successful installations worldwide. The company is headquartered in Sweden and was incorporated in the USA in 2005. The majority of the company is owned by the founders and a minority is owned by the Swedish investor Malmöhus Invest AB.

About Synplicity

Synplicity® Inc. (Nasdaq:SYNP) is a leading supplier of innovative software solutions that enable the rapid and effective design of Programmable Logic Devices (FPGAs, PLDs and CPLDs) that serve a wide range of communications, military/aerospace, consumer, semiconductor, computer and other electronic systems markets. Synplicity’s tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating key design planning, logic synthesis, and physical synthesis and verification functions for FPGA, FPGA-based ASIC verification and DSP designers. Synplicity is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction since 2004 in EE Times’ Annual FPGA Customer Survey. Synplicity products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s and HARDI’s ability to close the transaction, the expected timing of the transaction, and the expected benefits of the transaction, including Synplicity’s goal to become a significant hardware and systems supplier and the ability to create a single solution to customers’ ASIC verification and system integration problems. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “can,” “believes” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from the forward-looking statements, including the performance and benefits of Synplicity’s software relative to relevant industry methods, the growth and changing technical requirements in the FPGA and ASIC markets, failure to retain key employees, failure to satisfy closing conditions of the transaction and factors affecting the successful integration of the two companies. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time, including its quarterly reports on Form 10-Q. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee its future performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity, Certify, Identify are registered trademarks of Synplicity, Inc. TotalRecall is a trademark of Synplicity, Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.